Exhibit 99.19

EXECUTION COPY

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT dated as of March 14, 2019 (this “Agreement”) by and among GS Car Rental HK Limited, a company organized under the laws of Hong Kong (with tax residency in Luxembourg) (“GS Rental”), GS Car Rental HK Parallel Limited, a company organized under the laws of Hong Kong (with tax residency in Luxembourg) (“GS Rental Parallel”, and together with GS Rental, “Sellers”), and Teamsport Topco Limited, a Cayman Islands exempted company (the “Purchaser”), and, The Crawford Group, Inc., a Missouri corporation (“Crawford”), and Ctrip Investment Holding Ltd. (“Ctrip”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, (a) GS Rental is, and as of the Closing Date, will continue to be, the direct record owner of 7,915,951 Class B Common Shares, par value US$0.001 per share (“Class B Shares”) (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) (the “GS Rental Shares”), of eHi Car Services Limited, a Cayman Islands exempted company (the “Company”), and (b) GS Rental Parallel is, and as of the Closing Date will continue to be, the direct record owner of 1,165,714 Class B Shares (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) (the “GS Rental Parallel Shares” and, together with the GS Rental Shares, the “Purchased Shares”);

WHEREAS, on April 25, 2018, Sellers delivered to each of Crawford and Ctrip a First Offer Notice (the “First Offer Notice”) stating that Sellers proposed to sell all of the Purchased Shares in a single cash sale and, pursuant to Section 3.7 of the Third Amended and Restated Investors’ Rights Agreement dated as of December 11, 2013 (the “Rights Agreement”), offering each of Crawford and Ctrip the opportunity to purchase the Purchased Shares (or a pro rata portion thereof) in accordance with the terms of such notice;

WHEREAS, by notice dated April 27, 2018, Ctrip notified Sellers that it was accepting the offer set forth in the First Offer Notice by delivering a written notice (the “Ctrip ROFO Acceptance”) in compliance with the terms of the First Offer Notice and the Rights Agreement

WHEREAS, by notice dated May 3, 2018, Crawford notified Sellers that it was accepting the offer set forth in the First Offer Notice by delivering a written notice (the “Crawford ROFO Acceptance,” and, together with the Ctrip ROFO Acceptance, the “ROFO Acceptances”) in compliance with the terms of the First Offer Notice and the Rights Agreement;

WHEREAS, thereafter certain disputes arose among Sellers, Crawford, the Company and Ctrip regarding, among other things, the rights and obligations of Crawford and Ctrip to purchase, and of Sellers to sell, the Class B Shares subject to the ROFO Acceptances, including the terms of a proposed sale of Class B Shares (the “ROFO Disputes”);

WHEREAS, Teamsport Parent Limited, a Cayman Islands exempted company and an indirect, wholly-owned subsidiary of the Purchaser (“Parent”), Teamsport Bidco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Amended and Restated Agreement and Plan of Merger, dated as of February 18, 2019 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on February 18, 2019, concurrently with the execution of the Merger Agreement, the Purchaser entered into a Global Settlement Agreement with Crawford, Ctrip and the other parties named therein, pursuant to which, among other things, Ctrip and its affiliates waived any and all right of first refusal, right of first offer or other claims they may have had with respect to the Purchased Shares; and

WHEREAS, to resolve the dispute regarding the ROFO Acceptances described above, the parties have agreed that the Purchaser will purchase from the Sellers, and the Sellers will sell to the Purchaser, all of the Sellers’ right, title and interest in and pertaining to the Purchased Shares in accordance with the terms of and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE 1

PURCHASE AND SALE OF THE PURCHASED SHARES

Section 1.1    Purchase and Sale of Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Sellers shall sell, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, the Purchased Shares and any and all of the Sellers’ right, interest and title therein (including all dividends, distributions and other benefits incident to the ownership thereof), free and clear of all Claims (as defined below), for a purchase price per Purchased Share of US$7.25 (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) (the “Per Share Price”), which shall result in (a) an aggregate purchase price of US$57,390,644.75 payable to GS Rental in respect of the GS Rental Shares (the “GS Rental Purchase Price”) and (b) an aggregate purchase price of US$8,451,426.50 payable to GS Rental Parallel in respect of the GS Rental Parallel Shares (the “GS Rental Parallel Purchase Price”); and a total aggregate purchase price of US$65,842,071.25 (the “Aggregate Purchase Price”).

Section 1.2    The Closing.

(a)    The closing (the “Closing”) of the sale of the Purchased Shares by the Sellers to the Purchaser shall occur immediately prior to the closing of the Merger (the “Merger Closing”) pursuant to Section 1.02 of the Merger Agreement (the date on which the Closing occurs, the “Closing Date”).

(b)    At the Closing:

(i)    the Sellers shall deliver, or cause to be delivered, to the Purchaser:

(1)    duly executed instruments of transfer of the Purchased Shares to the Purchaser or as the Purchaser may direct in writing, in form and substance reasonably acceptable to the Purchaser;

(2)    certificates, if any, representing the Purchased Shares (or if such certificates have been lost, stolen or destroyed, an affidavit and indemnity in a form acceptable to the Company); and

(3)    a certificate duly executed by an authorized signatory of each Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 5.2 have been satisfied (the instruments, certificates and documents contemplated by the foregoing sub-clauses (1) through (3), collectively, the “Purchased Share Documents”); and

(ii)    the Purchaser shall deliver, or cause to be delivered, to the Sellers:

(1)    (x) a wire transfer of immediately available funds into an account, to be designated by GS Rental no later than five (5) Business Days prior to the Closing, in an amount equal to the GS Rental Purchase Price and (y) a wire transfer of immediately available funds into an account, to be designated by GS Rental Parallel no later than five (5) Business Days prior to the Closing, in an amount equal to the GS Rental Parallel Purchase Price; and

(2)    a certificate duly executed by an authorized signatory of the Purchaser, dated as of the Closing Date, certifying that (x) the conditions set forth in Section 5.1 have been satisfied and (y) the Merger Closing will occur immediately following the Closing.

ARTICLE 2

SELLERS’ REPRESENTATIONS AND WARRANTIES

The Sellers, jointly and severally, represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as set forth below.

Section 2.1    Title to Shares. Each Seller has valid title to the Purchased Shares to be sold by it pursuant to this Agreement, free and clear of all Claims. Each Seller is the record and beneficial owner of the Purchased Shares to be sold by it pursuant to this Agreement and, except for the rights of Crawford and Ctrip, if any, in relation to the ROFO Disputes, owns such Purchased Shares free from all taxes, liens, claims, encumbrances, charges, security interests, pledges, escrows, lock-up arrangements and other encumbrances of any kind, including, but not limited to, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and any adverse claim as to title, possession or use (except for restrictions or limitations on transfer imposed by applicable federal or state securities laws) (“Claims”). Subject to the releases granted pursuant to Sections 6.6 and 6.7, delivery to the Purchaser of the Purchased Shares will at the Closing (a) pass good and marketable title to the Purchased Shares to the Purchaser, free and clear of all Claims, and (b) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of the Purchased Shares.

Section 2.2    Purchaser Information. The Purchaser, the other members of the Parent Group and its and their respective affiliates may receive or may have received, may have access to, and may be in possession of, material, non-public, confidential information concerning the Purchased Shares, the Company, and the Company’s and/or its affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects (“Purchaser Information”) that has not been disclosed to the Sellers. Each Seller understands, based on its experience, the disadvantage to which the Sellers are subject due to the disparity of information between the Sellers and the Purchaser. Notwithstanding such disparity, each Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby, and each Seller acknowledges that Purchaser Information may be indicative of a value of the Purchased Shares that is substantially different from the Aggregate Purchase Price to be paid by the Purchaser to the Sellers under this Agreement. Each Seller, on behalf of itself and its affiliates, principals, shareholders, members, partners, employees, agents and representatives, expressly and irrevocably waives and releases (a) the Purchaser, its affiliates and its and their respective principals, shareholders, members, partners, employees, agents and representatives, and (b) each other member of the Parent Group, its affiliates and its and their respective principals, shareholders, members, partners, employees, agents and representatives (the persons and entities contemplated by clauses (a) and (b), collectively, the “Purchaser Related Parties”) from any and all claims and liabilities arising from the Purchaser’s failure to disclose, or any Seller’s failure to obtain and review, the Purchaser Information, and each Seller agrees to make no claim against any Purchaser Related Party in respect of the transactions contemplated hereby relating to the Purchaser’s failure to disclose, or any Seller’s failure to obtain and review, such Purchaser Information. Nothing in this Section 2.2 affects the obligations of the Sellers under Section 6.3.

ARTICLE 3

PURCHASER WARRANTIES

Purchaser represents and warrants to the Sellers as of the Closing Date as set forth below.

Section 3.1    Purchase for Own Account. With the exception of the transactions contemplated by the Schedule 13E-3, (a) Purchaser is purchasing the Purchased Shares for Purchaser’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Purchased Shares within the meaning of the Securities Act (as defined below), and (b) Purchaser has no present intention of selling or otherwise disposing of all or any of the Purchased Shares. Purchaser was not formed for the sole purpose of acquiring the Purchased Shares.

Section 3.2    Accredited Investor. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.3    Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to acquire the Purchased Shares, and Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters.

Section 3.4    No Registration of Securities. Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, the offer and sale of the Purchased Shares are not being registered with the SEC under the Securities Act, but instead are being made under an exemption or exemptions from the registration requirements of the Securities Act or other applicable securities laws (including non-United States securities laws), which impose certain restrictions on Purchaser’s ability to transfer the Purchased Shares. Purchaser understands that Purchaser may not transfer the Purchased Shares unless such shares are registered under the Securities Act or qualified under other applicable securities laws (including non-United States securities laws) or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available.

Section 3.5    Due Diligence. Purchaser has made and conducted its own investigation, analysis and diligence with respect to the purchase of the Purchased Shares (without reliance on the Company) as it has deemed necessary in order to make its purchase decision, and it has made its own assessment and has satisfied itself concerning the relevant financial, tax, legal, and other considerations relevant to its purchase of the Purchased Shares. Purchaser further acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement.

ARTICLE 4

MUTUAL REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to the other parties hereto as of the date hereof and as of the Closing Date as set forth below.

Section 4.1    Valid Existence. Such party is an entity duly organized or formed, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization or formation.

Section 4.2    Authority. Such party has all requisite power and authority to execute, deliver and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such party, and this Agreement (assuming the due execution and delivery thereof by the other parties hereto) constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 4.3    Noncontravention. The execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby do not and will not (a) result in a violation of the organizational documents of such party, (b) whether with or without notice or the lapse of time or both, conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Claim upon the Purchased Shares or any property or assets of such party pursuant to, any agreement, indenture or instrument to which such party is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such party, except in the case of clause (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

Section 4.4    Consents. No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required on the part of such party in connection with the execution, delivery and performance by such party of this Agreement or the consummation by such party of the transactions contemplated hereby, other than any filings as may be required by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Section 4.5    Absence of Litigation. As of the date hereof, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of such party, other than the ROFO Disputes, threatened against or affecting such party that would reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

Section 4.6    No Brokers. Such party has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated thereby, except for any brokerage commissions, finder’s fees or similar payments that will be paid by such party.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1    Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the Closing under Section 1.2(a) are subject to the following conditions:

(a)    (i) other than the Purchaser’s representations and warranties set forth in Sections 4.1 and 4.2, the representations and warranties of the Purchaser contained in Article 3 (without giving effect to any qualification as to “material adverse effect”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder, and (ii) the representations and warranties of the Purchaser set forth in Sections 4.1 and 4.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date;

(b)    the Purchaser shall have performed all of its obligations contained in this Agreement (to be performed on or prior to the Closing Date) in all material respects; and

(c)    the Merger Closing shall occur substantially contemporaneously with, and immediately following, the Closing.

Section 5.2    Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Closing under Section 1.2(a) are subject to the following conditions:

(a)    (i) other than the Sellers’ representations and warranties set forth in Sections 4.1 and 4.2, the representations and warranties of the Sellers contained in Article 3 (without giving effect to any qualification as to “material adverse effect”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Sellers to perform its obligations hereunder, and (ii) the representations and warranties of the Sellers set forth in Article 2 and Sections 4.1 and 4.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date;

(b)    each Seller shall have performed all of its obligations contained in this Agreement (to be performed on or prior to the Closing Date) in all material respects; and

(c)    the Merger Closing shall occur substantially contemporaneously with, and immediately following, the Closing.

ARTICLE 6

COVENANTS

Section 6.1    Notification. Each party hereto shall notify the other parties hereto as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such party’s attention that any of such party’s representations or warranties set out in this Agreement has ceased to be true and correct in any material respect or there has been any breach by such party of any of its covenants or agreements contained in this Agreement or any failure by such party to comply with any of its obligations contained in this Agreement. Promptly following the Shareholders’ Meeting, the Purchaser shall notify the Sellers in writing whether the conditions to the Merger Closing set forth in Sections 7.01(a) and 7.02(c) of the Merger Agreement have been satisfied, provided, however, that, for avoidance of doubt, the failure of any such condition to be satisfied shall not affect the obligations of any party under this Agreement.

Section 6.2    Restrictions on Transfer. After the date hereof and until the Closing, the Sellers shall continue to hold the Purchased Shares. Each Seller agrees that it shall not, and shall not permit its directors, officers, employees or representatives to, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, solicit, initiate, participate in negotiations with respect to, encourage or assist with the submission of any proposal, negotiation or offer from any person, other than the Purchaser, its affiliates and its and their respective representatives, relating to the direct or indirect sale or any other form of disposition of the Purchased Shares. Each Seller hereby agrees that, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, it shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, operation of law or otherwise) (collectively, “Transfer”) or otherwise create, or permit the creation of, any Claim upon the Purchased Shares, in each case, either voluntarily or involuntarily, or enter into any agreement, arrangement or understanding with respect to the Transfer of any Purchased Shares or any interest therein, (b) deposit any Purchased Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, other than as contemplated by Section 6.3, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Purchased Shares, (d) take any action that would make any representation or warranty of such Seller set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Seller from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions or the transactions contemplated by this Agreement or the performance by the Company of its obligations under the Merger Agreement or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d). Any purported Transfer in violation of this Section 6.2 shall be null and void.

Section 6.3    Voting in Favor of the Proposed Transaction. From and after the date hereof until the earlier of (a) the Closing, and (b) the date on which this Agreement is terminated in accordance with its terms, each Seller hereby irrevocably and unconditionally agrees that that at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered (and any adjournment or postponement thereof), such Seller shall (i) appear at such meeting or otherwise cause its representative(s) to appear at such meeting or otherwise cause its Purchased Shares to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Purchased Shares:

(a)     for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b)    against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c)    against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transactions, including the Merger, or this Agreement or the performance by such Seller of its obligations under this Agreement;

(d)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or otherwise reasonably requested by the Purchaser in order to consummate the Transactions, including the Merger;

(e)    in favor of any adjournment or postponement of the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) of this Section 6.3 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by the Purchaser; and

(f)    in favor of any other matter necessary to effect the Transactions, including the Merger.

Section 6.4    Disclosure. The parties hereto agree to cooperate with one another and provide all information reasonably necessary to satisfy the applicable disclosure requirements under Rule 13e-3 under the Exchange Act (“Rule 13e-3”) and Section 13(d) of the Exchange Act. Each party hereto may disclose the terms of this Agreement as required by the rules of a U.S. or foreign securities exchange, or in any filings with the SEC as required by the Securities Act or the Exchange Act, including in connection with the submissions contemplated under Rule 13e-3 or any Schedule 13D of the Purchaser, any other member of the Parent Group or any of its or their respective affiliates relating to securities of the Company (or any amendment thereto). Each party hereto shall be responsible for compliance with all applicable disclosure, reporting and filing requirements of the SEC applicable to such party.

Section 6.5    Seller Release. Effective upon the Closing, each Seller, on behalf of itself and its affiliates, and its and their respective shareholders, members, managers, directors, officers, employees, attorneys, agents, administrators, trustees, heirs, successors and assigns, hereby releases the Purchaser, the other members of the Parent Group and its and their respective affiliates, shareholders, members, managers, directors, officers, employees, attorneys, agents, administrators, trustees, heirs, successors and assigns, from all claims, demands, damages, obligations and liabilities, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen or may arise with respect to the purchase and sale of the Purchased Shares, that it may have against any such person, including, without limitation, any claim under the Rights Agreement. Notwithstanding the foregoing, nothing in this Section 6.5 shall have the effect of releasing any claims, demands, damages, obligations or liabilities arising under this Agreement.

Section 6.6    Crawford Release. Effective upon the Closing, Crawford, on behalf of itself and its affiliates, and its and their respective shareholders, members, managers, directors, officers, employees, attorneys, agents, administrators, trustees, heirs, successors and assigns, hereby releases each Seller and their respective affiliates, and its and their respective shareholders, members, managers, directors, officers, employees, attorneys, agents, administrators, trustees, heirs, successors and assigns, from all claims, demands, damages, obligations and liabilities, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen or may arise with respect to the purchase and sale of the Purchased Shares, that it may have against any such person, including, without limitation, any claim under the Rights Agreement. Notwithstanding the foregoing, nothing in this Section 6.6 shall have the effect of releasing any claims, demands, damages, obligations or liabilities arising under this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary, except to the extent set forth in Article 4, Section 6.1, Section 6.4, this Section 6.6 and Article 7, nothing in this Agreement shall create, imply or evidence any obligation or liability on the part of Crawford in respect of the Purchased Shares or otherwise.

Section 6.7    Ctrip Release. Effective upon the Closing, Ctrip, on behalf of itself and its affiliates, and its and their respective shareholders, members, managers, directors, officers, employees, attorneys, agents, administrators, trustees, heirs, successors and assigns, hereby releases each Seller and their respective affiliates, and its and their respective shareholders, members, managers, directors, officers, employees, attorneys, agents, administrators, trustees, heirs, successors and assigns, from all claims, demands, damages, obligations and liabilities, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen or may arise with respect to the purchase and sale of the Purchased Shares, that it may have against any such person, including, without limitation, any claim under the Rights Agreement. Notwithstanding the foregoing, nothing in this Section 6.7 shall have the effect of releasing any claims, demands, damages, obligations or liabilities arising under this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary, except to the extent set forth in Article 4, Section 6.1, Section 6.4, this Section 6.7 and Article 7, nothing in this Agreement shall create, imply or evidence any obligation or liability on the part of Ctrip in respect of the Purchased Shares or otherwise.

Section 6.8     Per Share Price Adjustment. Notwithstanding the Per Share Price set forth in Section 1.1, if:

(a)    during the period from the date of this Agreement until the earlier to occur of the Merger Closing or the termination of the Merger Agreement pursuant to Article VIII thereof, the Per ADS Merger Consideration is increased to an amount greater than US$14.50 per ADS (equivalent to US$7.25 per Share); or

(b)    during the period from January 2, 2018 until the earlier to occur of the Merger Closing or the termination of the Merger Agreement pursuant to Article VIII thereof, any of the Purchaser, Crawford or Ctrip acquires any Shares for a purchase price paid by the Purchaser, Crawford or Ctrip, as applicable, greater than US$7.25 per Share, or ADSs for a purchase price paid by the Purchaser, Crawford or Ctrip, as applicable, greater than US$14.50 per ADS;

then the Per Share Price to be paid at the Closing shall be adjusted to the highest price per Share (or the equivalent price per Share obtained by dividing the relevant price per ADS by two) paid pursuant to sub-clauses (a) and (b), provided, however that: (i) for purposes of sub-clauses (a) and (b), the relevant prices shall be calculated net of all bank charges and all applicable stamp duty, stamp duty reserve tax or other documentary, transfer or registration duties or taxes, and (ii) for the avoidance of doubt, no adjustment shall be made as a result of any amounts paid to any holder of Shares or ADSs that exercises dissenters’ rights of appraisal pursuant to Section 238 of the CICL, whether pursuant to a final judgment or in settlement of such proceedings.

Section 6.9     Additional Covenants. Each Seller hereby:

(a)    agrees, prior to the Closing, not to knowingly take any action that would make any representation or warranty of such Seller contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Seller its obligations under this Agreement;

(b)    irrevocably waives, and agrees not to exercise or assert, any rights of appraisal or rights of dissent from the Merger that such Seller may have with respect to the Purchased Shares (including any rights under Section 238 of the CICL or the submission of any notice pursuant thereto) prior to the Closing; and

(c)    agrees further that, upon request of the Purchaser, such Seller shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by the Purchaser to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE 7

MISCELLANEOUS PROVISIONS

Section 7.1    Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in any number of counterparts, which together shall constitute one and the same agreement.

Section 7.2    Severability. In the event that any provision of this Agreement is found to be void or invalid, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full effect as if the void or invalid provision had not been included herein so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 7.3    Successors and Assigns; No Third Party Beneficiaries. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties, except that the Purchaser may transfer or assign its right to purchase the Purchased Shares at the Closing to one or more of its affiliates prior to the Closing or designate an affiliate of the Purchaser to purchase the Purchased Shares at the Closing; provided that no such assignment or transfer shall relieve the Purchaser of its obligations hereunder. Any purported assignment, delegation or transfer not permitted by this Section 7.3 is null and void. Subject to the foregoing, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and permitted assigns of the parties. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 7.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong (without giving effect to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction).

Section 7.5    Dispute Resolution.

(a)    Subject to Section 7.4, Section 7.6, the last sentence of this Section 7.5(a) and Section 7.5(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7.5 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)    Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7.5, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7.5(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7.5(a) in any way.

Section 7.6    Specific Performance. Each party hereto acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a party hereto of any of his or its respective covenants or agreements set forth in this Agreement, the non-breaching parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 7.7    Amendments; Waivers. Any amendments or modifications hereto must be executed in writing by all parties hereto making specific reference to this Agreement. Any provision hereof may be waived only by a written instrument making specific reference to this Agreement executed by the party hereto against whom enforcement of such waiver is sought. The waiver by any party hereto of a breach any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provide by law.

Section 7.8    Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 7.9    Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 7.10    Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the Purchaser and the Sellers, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Purchaser or any of the Sellers makes any representation, warranty, covenant or undertaking with respect to such matters.

Section 7.11    Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by electronic mail; or (c) one Business Day after deposit with an international overnight courier service, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be as set forth on such party’s signature page attached hereto, or to such other address and/or e-mail address and/or to the attention of such other party as the recipient party has specified by written notice given to each other party two (2) business days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s e-mail containing the time and date of such transmission or (iii) provided by an international overnight courier service shall be rebuttable evidence of personal service, receipt by e-mail or receipt from an international overnight courier service in accordance with clause (b) or (c) above, respectively.

Section 7.12    Survival. Unless this Agreement is terminated by mutual consent of the Sellers and the Purchaser, the representations and warranties of the Sellers and the Purchaser contained in Articles 2 and 3 shall survive the Closing Date and the delivery, in whole or in part, of the Purchased Shares.

Section 7.13    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Purchaser and the Sellers;

(b)    by the Purchaser, in the event of a material breach of any provision of this Agreement by any Seller (if such breach has not been cured within ten (10) days following receipt by such Seller of written notice of such breach); provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.13(b) if the Purchaser is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(c)    by the Sellers, in the event of a material breach of any provision of this Agreement by the Purchaser (if such breach has not been cured within ten (10) days following receipt by the Purchaser of written notice of such breach); provided that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.13(b) if any Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d)    by the Sellers, in the event that the Merger Closing has not occurred on or before May 31, 2019 ; or

(e)    by the Purchaser, on the one hand, or the Sellers, on the other hand, in the event that the Merger Agreement is validly terminated in accordance with its terms.

Section 7.14    Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.13, all further obligations of the parties hereto under this Agreement (other than this Article 6, which shall survive the termination of this Agreement) shall terminate without liability of any party to the other parties hereto, except that no such termination shall relieve any party hereto from liability for any fraud or willful and intentional breach of this Agreement.

Section 7.15    No Fiduciary Duty. The Parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. LLC or any of its affiliates to Purchaser or the Company.

Section 7.16    Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its affiliates in whatever capacity, it is understood that neither Goldman, Sachs & Co. LLC nor any of its affiliates is acting as a financial advisor, agent or underwriter to the Company, Purchaser or any of their affiliates or otherwise on behalf of the Company, Purchaser or any of their affiliates unless retained to provide such services pursuant to a separate written agreement.

Section 7.17    No Promotion. Purchaser agrees that it will not, without the prior written consent of Goldman or the applicable one of its affiliates (each a “GS Affiliate”), in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co. LLC, or any GS Affiliate, or any partner or employee of a GS Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its affiliates, or (b) represent, directly or indirectly, that any product or any service provided by Purchaser has been approved or endorsed by Goldman, Sachs & Co. LLC or a GS Affiliate. Goldman agrees that it will not, without the prior written consent of Purchaser or the applicable one of its affiliates (each a “Purchaser Affiliate”), in each instance, (a) use in advertising, publicity, or otherwise the name of Purchaser, or any Purchaser Affiliate, or any director, officer or employee of a Purchaser Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Purchaser or its affiliates, or (b) represent, directly or indirectly, that any product or any service provided by Purchaser or Purchaser Affiliate has been approved or endorsed by Purchaser or a Purchaser Affiliate. Notwithstanding any provision of this Section 7.17 to the contrary, this Section 7.17 shall not apply to any disclosure which a party in good faith determines is required under applicable Law, including (without limitation) a statement of beneficial ownership on Schedule 13D or transaction statement on Schedule 13E-3, or any amendment thereof, under the Exchange Act.

Section 7.18    Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 7.19    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the word “including” shall mean “including, without limitation”; and (f) the word “or” shall be disjunctive but not exclusive. For purposes of this Agreement, the term “Business Day” shall mean any day on which banks are not required or authorized to close in (A) the Hong Kong Special Administrative Region of the People’s Republic of China, (B) the Cayman Islands or (C) New York, New York, United States of America.

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IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

SELLERS: GS CAR RENTAL HK LIMITED

By:	/s/ Marielle STIJGER
	Name:	Marielle STIJGER
	Title:	Manager

By:	/s/ Yvanna Essomba
	Name:	Yvanna Essomba
	Title:	Manager

Contact Information for Notices: GS Car Rental HK Limited 2 rue du Fossé, L-1536 Luxembourg Attention: Marielle Stijger Email: marielle.stijger@gslms.lu. GS CAR RENTAL HK PARALLEL LIMITED

By:	/s/ Marielle STIJGER
	Name:	Marielle STIJGER
	Title:	Manager

By:	/s/ Yvanna Essomba
	Name:	Yvanna Essomba
	Title:	Manager

Contact Information for Notices: GS Car Rental HK Parallel Limited 2 rue du Fossé, L-1536 Luxembourg Attention: Marielle Stijger Email: marielle.stijger@gslms.lu.

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

PURCHASER: Teamsport Topco Limited

By:	/s/ Kenichiro Kagasa
	Name:	Kenichiro Kagasa
	Title:	Director

Contact Information for Notices:

c/o MBK Partners Management Consulting

(Shanghai) Co., Ltd.

Unit 3904, K. Wah Center

1010 Huai Hai M. Road

Shanghai, China

Attention: Hongfei Yu

                Lei Han

E-mail: hongfei.yu@mbkpartnerslp.com

            lei.han@mbkpartnerslp.com [●]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Tim Gardner, Esq.

                William Welty, Esq.

E-mail: tim.gardner@weil.com

            william.welty@weil.com

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

CRAWFORD: The Crawford Group, Inc.

By:	/s/ Rick A. Short
	Name:	Rick A. Short
	Title:	Vice President and Treasurer

Contact Information for Notices:

The Crawford Group, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention: Pamela M. Nicholson, Chief Executive Officer

Facsimile: +1 314 512 4070

E-mail: Pamela.M.Nicholson@ehi.com

With a copy (which shall not constitute notice) to:

The Crawford Group, Inc.

c/o Enterprise Holdings, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention: Michael W. Andrew, Senior Vice President and General Counsel

Facsimile: +1 314 512 5823

E-mail: Mike.Andrew@ehi.com

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

CTRIP: Ctrip Investment Holding Ltd.

By:	/s/ Xiaofan Wang
	Name:	Xiaofan Wang
	Title:	Director

Contact Information for Notices:

Ctrip Investment Holding Ltd.

c/o 968 Jin Zhong Road, Shanghai 200335

People’s Republic of China

Phone: +86 21 3406 4880

Attention: Jay Jie Shen

Email: jie_shen@ctrip.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

46/F, Jing An Kerry Centre, Tower II

1539 Nanjing West Road, Shanghai 200040

People’s Republic of China

Attention: Haiping Li, Esq.

E-mail: Haiping.Li@skadden.com

[Signature Page to Share Purchase Agreement]